Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ConocoPhillips Savings Plan and the ConocoPhillips Overseas Stock Savings Plan of our reports dated February 26, 2006, with respect to the consolidated financial statements, condensed consolidating financial information and financial statement schedule of ConocoPhillips included in its Annual Report (Form 10-K) for the year ended December 31, 2005, ConocoPhillips’ management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ConocoPhillips, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
April 5, 2006